Filed Pursuant to Rule 424 (b)(7)

Registration File No. 333-226194

Prospectus Supplement

National energy services reunited corp.

Ordinary Shares
WARRANTS

This prospectus supplement updates, amends and supplements the selling stockholders table and related footnotes contained in the prospectus dated August 22, 2018 (the “Prospectus”), which Prospectus forms a part of the Registration Statement on Form F-3 (File No. 333-226194) of National Energy Services Reunited Corp (“NESR”, the “Company”, “we”, “our” or “us”), covering:

(i)	the issuance by NESR of 11,460,850 of Ordinary Shares (“Ordinary Shares”) upon the exercise of warrants (the “Public Warrants”) originally sold as part of the units in our initial public offering (“IPO”);

(ii)	the resale by NESR Holdings, or its permitted transferees, of 12,618,680 warrants (the “Private Warrants” and, together with the Public Warrants, the “Warrants” and, collectively with the Public Warrants and the Ordinary Shares, the “Securities”) issued to NESR Holdings in a private placement concurrent with our IPO;

(iii)	with respect to the 6,309,340 Ordinary Shares underlying the Private Warrants, (a) the resale of such underlying Ordinary Shares by NESR Holdings subsequent to exercising the Private Warrants for such underlying Ordinary Shares and/or (b) the issuance of such underlying Ordinary Shares to purchasers, and their permitted transferees, that purchased the Private Warrants hereunder, upon their exercise of the Private Warrants for such underlying Ordinary Shares; and

(iv)	the resale by the selling security holders named herein (including NESR Holdings), or their permitted transferees, of the 57,259,080 Ordinary Shares issued to such selling security holders in connection with a private placement concurrent with our IPO and the consummation of the transactions related to our business combination with NPS Holdings Limited and Gulf Energy S.A.O.C.

This prospectus supplement is not complete without, and may not be utilized except in connection with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information provided by this prospectus supplement supersedes information contained in the Prospectus.

INVESTING IN OUR SECURITIES INVOLVES RISKS. PLEASE SEE “RISK FACTORS” ON PAGE 4 OF THE PROSPECTUS FOR A DISCUSSION OF CERTAIN RISKS THAT YOU SHOULD CONSIDER IN CONNECTION WITH AN INVESTMENT IN THE SECURITIES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 26, 2018

The selling stockholders table and related footnotes in the section entitled “Selling Security Holders” in the Prospectus is hereby amended and restated by the following information:

SELLING SECURITY HOLDERS

The selling security holders may offer and sell, from time to time, any or all of the Securities being offered for resale by this prospectus, which consist of (i) 57,259,080 Ordinary Shares issued in connection with a private placement concurrent with our IPO and the Business Combination, (ii) 6,309,340 Ordinary Shares underlying the Private Warrants, and (iii) 12,618,680 Private Warrants. The term “selling security holders” includes the security holders listed in the table below and their permitted transferees.

The table below provides information regarding the selling security holders and the Securities that the selling security holders may offer and sell from time to time under this prospectus.

Because each selling stockholder may dispose of all, none or some portion of their Securities, no estimate can be given as to the number of Securities that will be beneficially owned by a selling stockholder upon termination of this offering. For purposes of the table below, however, we have assumed that after termination of this offering none of the Securities covered by this prospectus will be beneficially owned by the selling stockholders and further assumed that the selling stockholders will not acquire beneficial ownership of any additional Securities during the offering. The table below has been prepared based on information furnished to us by the selling stockholders. The selling stockholders, without notifying us, may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our Securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information was furnished to us.

We may amend or supplement this prospectus from time to time in the future to update or change this selling stockholders list and the securities that may be resold.

Name of Selling Security Holders	Warrants Beneficially Owned Prior to this Offering	Warrants to be Sold Pursuant to this Offering	Warrants Beneficially Owned After this Offering	Percentage of Warrants Beneficially Owned After this Offering	Ordinary Shares Beneficially Owned Prior to this Offering	Ordinary Shares to be Sold Pursuant to this Offering (25)	Ordinary Shares Beneficially Owned After this Offering	Percentage of Ordinary Shares Beneficially Owned After this Offering (25)
NESR Holdings Ltd. (1)	9,435,000	9,435,000	0	0%	11,739,765	11,739,765	0	0%
Antonio J. Campo Mejia (2)					131,144	131,144	0	0%
Maxim Partners LLC (3)					184,479	184,479	0	0%
NESR SPV Ltd. (4)					11,055,368	11,055,368	0	0%
Thomas Wood (5)					54,643	54,643	0	0%
Competrol Establishment (6)					18,525,258	18,525,258	0	0%
Olayan Saudi Holding Company (7)					4,802,561	4,802,561	0	0%
SV3 Holding Pte. Ltd. (8)					6,825,000	6,825,000	0	0%
Al Nowais Investments LLC (9)					6,225,993	6,225,993	0	0%
National Bank Financial Inc. (10)					122,986	122,986	0	0%
Abdulaziz Aldelaimi (11)					736,750	736,750	0	0%
Fahad Abdulla Bindekhayel (12)					1,473,500	1,473,500	0	0%
Sheikh Suhail Bahwan (13)					1,425,000	1,425,000	0	0%
Loddie Naymola (14)					1,008,328	1,008,328	0	0%
Crispin Investment Partners Master Fund, L.P. (15)					250,000	250,000	0	0%
Mark Corrigan (16)					32,786	32,786	0	0%
Shuja Goraya (17)					21,857	21,857	0	0%
Drakewood Limited (18)					109,287	109,287	0	0%
Royop Hospitality Corporation (19)					16,393	16,393	0	0%
Ismail El-Kholy (20)					10,929	10,929	0	0%
Cynthia Wood (21)					16,393	16,393	0	0%
Sherif Foda (22)	3,183,680	3,183,680	0	0%
Dhiraj Dudeja (23)					200,000	200,000	0	0%
Joseph Nawfal (24)					100,000	100,000	0	0%

1

(1) NESR Holdings includes (a) 9,435,000 Private Warrants, (b) 5,430,425 Ordinary Shares acquired in a private placement concurrent with our IPO and (c) 6,309,340 Ordinary Shares that may be issued upon exercise of the Private Warrants. The principal address of NESR Holdings Ltd. is c/o NESR Corp., Ste. 730, 777 Post Oak Blvd., Houston, Texas, 77056.

(2) Mr. Campo Meija is a director of NESR. Ordinary Shares issued in connection with the Business Combination. The principal address of Mr. Campo Meija is Antonio Campo c/o NESR. Corp., Ste. 730, 777 Post Oak Blvd., Houston, Texas, 77056.

(3) Issued in connection with the Business Combination. The principal address of Maxim Partners LLC is 405 Lexington Avenue, New York, New York 10174.

(4) Includes (a) 9,635,664 Ordinary Shares issued in connection with the Business Combination and (b) 1,419,704 Ordinary Shares that may be issued in the Business Combination. The principal address of NESR SPV Ltd. is c/o Bonus Capital Trust Reg, Lettstrasse 10, Vaduz Fl 9490, Switzerland.

(5) Mr. Wood is a director of NESR. Ordinary Shares issued in connection with the Business Combination. The principal address of Mr. Woods is 16051 Collins Ave., Unit 3004, Sunny Isles Beach, Florida 33160.

(6) Issued in connection with the IPO, the Business Combination, the Hana Loan and to be issued in connection with the conversion of NESR warrants. Competrol is holding such shares as nominee for the OSHCO, the beneficial owner of all of the NESR Ordinary Shares issued or to be issued. The principal address of Competrol Establishment is Fundationsanstalt Heiligkreuz 6, Vaduz, FL-9490, Leichtenstein.

(7) To be issued in connection with the Hana Loan. The principal address of Olayan Saudi Holding Company is P.O. Box 8772, Riyadh 11492, Saudi Arabia.

(8) Issued in connection with the Business Combination. The principal address of SV3 Holding Pte. Ltd. is c/o SCF Partners, 600 Travis Street, Suite 6600, Houston, Texas 77002.

(9) Includes (a) 4,806,289 Ordinary Shares issued in the Business Combination and (b) 1,419,704 Ordinary Shares that may be issued in the Business Combination. The principal address for Al Nowais Investments LLC is Al Nowais building, PO Box 984, Abu Dhabi, United Arab Emirates.

(10) Issued in connection with the Business Combination. The principal address of National Bank Financial Inc. is 130 King Street West, 4th Floor Podium, Toronto, ON M5X 1J9, Canada.

(11) Includes (a) 568,750 Ordinary Shares issued in the Business Combination and (b) 168,000 Ordinary Shares that may be issued in the Business Combination. The principal address of Abdulaziz Aldelaimi is Barwa Commercial Avenue, Safwa Block, Building No. 28, 2nd Floor, Industrial Area Road, P.O. Box 586, Doha, Qatar.

(12) Includes (a) 1,137,500 Ordinary Shares issued in the Business Combination and (b) 336,000 that may be issued in the Business Combination. The principal address of Fahad Abdulla Bindekhayel is 3761 Sabfa Ibn Saidah, An Nakhil, Riyadh 12393 6721, Kingdom of Saudi Arabia.

(13) Issued in connection with the Business Combination. The principal address of Sheikh Suhail Bahwan is Suhail Bahwan Group, Al Rawaq Building, Qurum P.O. Box 169, Postal Code 100, Muscat, Oman.

(14) Issued in connection with the Business Combination. The principal address for Loddie Naymola is 4-Horn Management, 500 W 5th Street, Ste. 750, Austin, Texas 78701.

2

(15) Issued in connection with the Business Combination. The principal address of Crispin Investment Partners Master Fund, L.P is 515 Madison Avenue, 22nd Floor, New York, New York 10022.

(16) Issued in connection with the Business Combination. The principal address of Mark Corrigan is Mark Corrigan c/o 23 – 25 rue Jeanne d’Arc, 78100 St. Germain-en-Laye, France.

(17) Issued in connection with the Business Combination. The principal address of Shuja Goraya is 7 Wilmington Court, Sugarland, Texas 77479.

(18) Issued in connection with the Business Combination. The principal address of Drakewood Limited is Chkib Sbiti c/o Banque Pictet & Cie SA, route des Acacias 60 1211 Geneva 73, Switzerland.

(19) Issued in connection with the Business Combination. The principal address of Royop Hospitality Corporation is c/o Marc Staniloff, Superior Lodging Corp., Suite 200, 1060 7th Street SW, Calgary, Alberta T2R-0C4, Canada.

(20) Issued in connection with the Business Combination. The principal address of Ismail El-Kholy is 26 Cleopatra Street, Heliopolis, Cairo 11341, Egypt.

(21) Issued in connection with the Business Combination. The principal address of Cynthia Wood is 6 Willow Park Green Southeast, Calgary, Alberta, Canada, T2J 3 L1.

(22) Sherif Foda serves as Chief Executive Officer of NESR. The principal address of Mr. Foda is c/o NESR, 777 Post Oak Blvd., Suite 730, Houston, Texas 77056.

(23) Dhiraj Dudeja serves as Vice President, Commercial and M&A, of NESR. The principal address of Mr. Dudeja is c/o NESR, 777 Post Oak Blvd., Suite 730, Houston, Texas 77056.

(24) Joseph Nawfal serves as Senior Advisor of NESR. The principal address of Mr. Nawfal is c/o NESR, 777 Post Oak Blvd., Suite 730, Houston, Texas 77056.

(25) Assuming that each selling stockholder will sell all of their NESR ordinary shares pursuant to this Registration Statement.

For a discussion on the Company’s material relationships with the selling security holders, please refer to the section “The Business Combination and Related Transactions” in the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 12, 2018, which discussion is incorporated herein by reference.

3